Exhibit 99.12

Section D

DEBT, FINANCING AND

DEBT MANAGEMENT

1.	Debt			D.3

	1.1	Gross debt		D.4

	1.2	Debt representing accumulated deficits		D.11

	1.3	Debt burden		D.14

	1.4	Debt reduction objectives		D.15

	1.5	Comparison of the debt of governments in Canada		D.18

	1.6	Public sector debt		D.20

	1.7	Retirement plans		D.21

		1.7.1	Retirement plans liability	D.23

		1.7.2	Retirement Plans Sinking Fund	D.26

	1.8	Generations Fund		D.31

	1.9	Returns of the Caisse de dépôt et placement du Québec on funds deposited by the Ministère des Finances et de l’Économie		D.33

		1.9.1	Retirement Plans Sinking Fund	D.34

		1.9.2	Generations Fund	D.35

		1.9.3	Accumulated Sick Leave Fund	D.36

	1.10	Impact of the returns of the Retirement Plans Sinking Fund on debt service		D.38

2.	Financing			D.41

	2.1	Financing strategy		D.41

		2.1.1	Diversification by market	D.41

		2.1.2	Diversification by instrument	D.42

		2.1.3	Diversification by maturity	D.43

	2.2	Financing program		D.44

		2.2.1	Yield	D.49

D.1

3.	Debt management		D.51

	3.1	Structure of the debt by currency	D.51

	3.2	Structure of the debt by interest rate	D.52

4.	Credit ratings		D.53

	4.1	The Québec government’s credit ratings	D.53

	4.2	Comparison of the credit ratings of Canadian provinces	D.59

5.	Information on borrowings contracted		D.61

D.2

1.                                 DEBT

Several concepts of debt can be used to measure a government’s indebtedness. The following table presents data on the Québec government’s debt according to the two main concepts the government employs, namely, gross debt and debt representing accumulated deficits.

TABLE D.1

Debt of the Québec government as at March 31

(millions of dollars)

	2012	2013F	2014F	2015F	2016F	2017F	2018F

GROSS DEBT(1)	183 384	193 337	197 111	202 021	204 939	207 372	208 093
As a % of GDP	54.6	55.7	54.7	53.9	52.7	51.4	49.8
Less: Financial assets, net of other liabilities	–16 273	–16 122	–12 589	–14 085	–14 660	–15 121	–15 693
Less: Non-financial assets	–52 989	–59 460	–64 506	–69 306	–73 533	–77 633	–80 398

DEBT REPRESENTING ACCUMULATED DEFICITS	114 122	117 755	120 016	118 630	116 746	114 618	112 002
As a % of GDP	34.0	33.9	33.3	31.7	30.0	28.4	26.8

F: Forecasts.

(1) The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

Debt, Financing and Debt Management	D.3

1.1      Gross debt

The gross debt corresponds to the sum of the debt contracted on financial markets and the net liabilities for the retirement plans and for the future benefits of public and parapublic sector employees, minus the balance of the Generations Fund.

As at March 31, 2012, the gross debt stood at $183 384 million, or 54.6% of GDP. As at March 31, 2013, the gross debt is expected to amount to $193 337 million, or 55.7% of GDP. As of 2013-2014, the ratio of gross debt to GDP should gradually decline to 49.8% as at March 31, 2018.

TABLE D.2

Gross debt as at March 31

(millions of dollars)

	2012	2013F	2014F	2015F	2016F	2017F	2018F

Consolidated direct debt(1)	158 887	169 390	172 457	178 261	182 760	187 186	190 769
Plus: Net retirement plans liability	28 727	29 403	30 149	30 641	30 944	31 079	30 833
Plus: Net employee future benefits liability	47	—	—	—	—	—	—
Less: Generations Fund	–4 277	–5 456	–5 495	–6 881	–8 765	–10 893	–13 509

GROSS DEBT(1)	183 384	193 337	197 111	202 021	204 939	207 372	208 093
As a % of GDP	54.6	55.7	54.7	53.9	52.7	51.4	49.8

F: Forecasts.

(1) The consolidated direct debt and the gross debt exclude pre-financing.

The consolidated direct debt represents the debt that has been contracted on financial markets. It includes the government’s debt and the debt of entities whose financial statements are consolidated line by line with those of the government. As at March 31, 2012, the consolidated direct debt stood at $158 887 million.

The main consolidated entities are Financement-Québec, the Land Transportation Network Fund (FORT), the Société d’habitation du Québec (SHQ) and the Société immobilière du Québec (SIQ).

As at March 31, 2012, the net retirement plans liability amounted to $28 727 million and the net employee future benefits liability, $47 million. These two liabilities are discussed in the boxes on the next pages.

As at March 31, 2012, the sums accumulated in the Generations Fund stood at $4 277 million. These sums are allocated exclusively to repaying the debt.

D.4	Budget 2013-2014 Budget Plan

Retirement plans liability

The net retirement plans liability is calculated by subtracting from the retirement plans liability the balance of the Retirement Plans Sinking Fund (RPSF), an asset established to pay the retirement benefits of public and parapublic sector employees.

The retirement plans liability represents the present value of the retirement benefits that the government will pay to public and parapublic sector employees, taking into account the conditions of their plans and their years of service. This liability stood at $74 079 million as at March 31, 2012.

The government created the RPSF in 1993. As at March 31, 2012, the book value of the RPSF was $45 352 million.

Accordingly, the net retirement plans liability was $28 727 million as at March 31, 2012.

Net retirement plans liability as at March 31, 2012
(millions of dollars)

Retirement plans liability
Government and Public Employees Retirement Plan (RREGOP)	43 198
Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	10 148
Other plans(1)	20 733
Subtotal	74 079
Less: Retirement Plans Sinking Fund	–45 352
NET RETIREMENT PLANS LIABILITY	28 727

(1) The liability for the other plans takes into account the assets of the other plans, including those of the pension plan of the Université du Québec.

Debt, Financing and Debt Management	D.5

Employee future benefits liability

The government records in its debt the value of its commitments regarding future benefits programs for its employees, namely, programs for accumulated sick leave and for pensions paid to the survivors of a government employee. These programs give rise to long-term obligations whose costs are covered in full by the government.

As at March 31, 2012, the employee future benefits liability stood at $1 243 million.

As at March 31, 2012, the value of the sums accumulated to pay for employee future benefits programs (Accumulated Sick Leave Fund and Survivor’s Pension Plan Fund) was $1 196 million.

Taking these funds into account, the net employee future benefits liability amounted to only $47 million as at March 31, 2012.

Net employee future benefits liability as at March 31, 2012
(millions of dollars)

Employee future benefits liability
Accumulated sick leave	663
Survivor’s pension plan	406
Université du Québec programs	174
Subtotal	1 243
Less:
Accumulated Sick Leave Fund	–747
Survivor’s Pension Plan Fund	–449
Subtotal	–1 196
NET EMPLOYEE FUTURE BENEFITS LIABILITY	47

D.6	Budget 2013-2014 Budget Plan

In 2012-2013, the government’s gross debt should increase by $10.0 billion mainly because of capital investments.

CHART D.1

Factors responsible for growth in the gross debt in 2012-2013
(millions of dollars)

(1)

The budgetary deficit includes the extraordinary loss of $1 805 million stemming from the closure of the Gentilly-2 nuclear power plant. The impact on the gross debt amounts to $1 354 million, which corresponds to the decrease in the dividend paid to the government by Hydro-Québec (75% of $1 805 million). The extraordinary loss results in a decrease of $451 million (25% of $1 805 million) in investments, loans and advances.

(2) Other factors include in particular the change in other accounts, such as accounts receivable and accounts payable.

More specifically, the gross debt is increasing in 2012-2013 for the following reasons:

—   The budgetary deficit of $3 305 million, which includes the deficit of $1 500 million within the meaning of the Balanced Budget Act and the extraordinary loss of $1 805 million related to the closure of the Gentilly-2 nuclear power plant.

—   Government investments in fixed assets (e.g. roads) that require borrowings. When these capital expenditures are made, they are posted to the government’s balance sheet. Subsequently, they are gradually recorded as expenditures based on the useful life of the assets concerned. In 2012-2013, capital expenditures, net of the depreciation expenditure, should entail a $6 471-million increase in the gross debt.

—   Government investments in its corporations. These investments are made through advances, direct cash contributions or by allowing these corporations to keep part of their earnings to finance their own investments.

Debt, Financing and Debt Management	D.7

For example, Hydro-Québec pays 75% of its net earnings1 as dividends to the government and keeps 25% to fund its own investments, notably hydroelectric dams. The portion of earnings that the government leaves Hydro-Québec ($242 million in 2012-2013) constitutes an investment by the government in Hydro-Québec, which creates a financial requirement for the government and thus leads to an increase in the gross debt.

In addition, loans made by Financement-Québec to universities not included in the government’s reporting entity (roughly $200 million in 2012-2013) to enable them to fund their capital investments are included in investments, loans and advances.

Overall, the government’s investments, loans and advances should entail a $653-million increase in the gross debt in 2012-2013.

—          Other factors, including in particular the change in some of the government’s other asset and liability items, such as accounts receivable and accounts payable. Overall, other factors should lead to a $703-million increase in the gross debt in 2012-2013.

—          Deposits in the Generations Fund, which should reduce the debt by $1 179 million in 2012-2013.

The table on the following page shows how the government’s gross debt has changed since March 31, 2000.

1                     The amount of the dividend is calculated according to section 15.2 of the Hydro-Québec Act:

“The distributable surplus for a financial period is equal to 75% of the Company’s net profit. The net profit is computed on the basis of the annual consolidated financial statements established according to generally accepted accounting principles.

However, no dividend may be declared in respect of a financial period if the payment thereof would result in a reduction of the rate of capitalization of the Company to less than 25% at the end of that period.”

D.8	Budget 2013-2014 Budget Plan

TABLE D.3

Factors responsible for growth in the Québec government’s gross debt

(millions of dollars)

	Debt, beginning of year	Budgetary deficit (surplus)		Investments, loans and advances	Net investment in the networks	(1)	Net capital expenditures	(2)	Other factors	(3)	Generations Fund	(4)	Total change	Debt, end of year	As a % of GDP

With networks consolidated at modified equity value

2000-2001	116 761	–427		1 701	841		578		1 108				3 801	120 562	53.6

2001-2002	120 562	–22		1 248	934		1 199		–9				3 350	123 912	53.5

2002-2003	123 912	728		1 921	631		1 706		237				5 223	129 135	53.5

2003-2004	129 135	358		1 367	560		1 186		625				4 096	133 231	53.1

2004-2005	133 231	664		1 303	1 486		1 006		–796				3 663	136 894	52.1

2005-2006	136 894	–37		1 488	1 013		1 179		–809				2 834	139 728	51.4

2006-2007	139 728	–109		2 213	1 002		1 177		1 078		–584		4 777	144 505	51.2

2007-2008	144 505	—		2 658	487		1 457		767		–649		4 720	149 225	50.4

2008-2009	149 225	—		966	622		2 448		–28		–719		3 289	152 514	50.1

With networks consolidated line by line(5)

2009-2010	157 630	3 174		1 746			4 226		–2 733		–725		5 688	163 318	53.6

2010-2011	163 318	3 150		2 507			4 923		298		–760		10 118	173 436	54.3

2011-2012	173 436	2 628		1 888			5 350		922		–840		9 948	183 384	54.6

2012-2013	183 384	3 305	(6)	653			6 471		703		–1 179		9 953	193 337	55.7

2013-2014	193 337	—		1 502			5 046		–1 735		–1 039		3 774	197 111	54.7

2014-2015	197 111	—		1 357			4 800		139		–1 386		4 910	202 021	53.9

2015-2016	202 021	—		1 265			4 227		–690		–1 884		2 918	204 939	52.7

2016-2017	204 939	—		1 593			4 100		–1 132		–2 128		2 433	207 372	51.4

2017-2018	207 372	—		1 630			2 765		–1 058		–2 616		721	208 093	49.8

(1)

The net investment in the networks includes mainly loans by Financement-Québec and the Corporation d’hébergement du Québec to institutions in the health and social services and education networks. Since 2009-2010, these items have been part of net capital expenditures.

(2)	Investments made under private-public partnership agreements are included in net capital expenditures.
(3)	Other factors include in particular the change in other accounts, such as accounts receivable and accounts payable.
(4)	Deposits in the Generations Fund in 2012-2013 include $879 million in dedicated revenues and $300 million coming from the accumulated surpluses of the Territorial Information Fund.
(5)

The line-by-line consolidation of the financial statements of institutions in the health and social services and education networks raised the gross debt by $5 116 million as at March 31, 2009. This amount represents the debt contracted by the networks in their own name. The data prior to 2009-2010 could not be restated and are thus not comparable.

(6)

The budgetary deficit includes the extraordinary loss of $1 805 million stemming from the closure of the Gentilly-2 nuclear power plant. The impact on the gross debt amounts to $1 354 million, which corresponds to the decrease in the dividend paid to the government by Hydro-Québec (75% of $1 805 million).

Debt, Financing
and Debt Management	D.9

Revisions to the gross debt compared with the March 2012 budget

The forecast for the gross debt as at March 31, 2017 in the March 2012 budget was $210 802 million. The revised forecast is $207 372 million, or $3 430 million less. As a percentage of GDP, the gross debt has been adjusted downward by 0.7 percentage points (from 52.1% to 51.4%) as at March 31, 2017.

This downward adjustment is explained mainly by the government’s decision to adjust projected capital investments downward.

The closure of the Gentilly-2 nuclear power plant will raise the gross debt by $1 354 million as at March 31, 2013. This amount corresponds to the decrease in the dividend that will be paid to the government at the end of this fiscal year. Indeed, the decrease in Hydro-Québec’s net earnings in 2012-2013 because of the closure of the power plant ($1 805 million) will lead to a decrease of $1 354 million (75% of $1 805 million) in the dividend paid to the government.

However, this represents only a short-term impact, for over the longer term, abandoning the project to refurbish the power plant will increase Hydro-Québec’s annual net earnings by $215 million per year starting in 2017-2018. Since this additional revenue will be deposited in the Generations Fund, it will help to reduce the government’s gross debt.

Revisions to the gross debt as at March 31 since the March 2012 budget

(millions of dollars)

	2012	2013	2014	2015	2016	2017

March 2012 budget	183 780	191 717	197 130	203 032	207 138	210 802

As a % of GDP	55.0	55.3	54.6	54.0	53.0	52.1

November 2012 budget	183 384	193 337	197 111	202 021	204 939	207 372

As a % of GDP	54.6	55.7	54.7	53.9	52.7	51.4

Revisions	–396	1 620	–19	–1 011	–2 199	–3 430

As a % of GDP	–0.4	0.4	0.1	–0.1	–0.3	–0.7

Explanation of the revisions
Downward adjustment of the dividend paid by Hydro-Québec because of the closure of the Gentilly-2 nuclear power plant						1 354
November 2012 budget measures:
Cancellation of the increase of 1 cent/kWh over five years in the price of heritage pool electricity						1 890
Reduction in capital investments from 2013-2014 to 2016-2017						–4 724
Deposit of all mining royalties in the Generations Fund					–550
Deposit of the sums generated by the indexation of the price of heritage pool electricity in the Generations Fund					–575
Deposit of the increase in the specific tax on alcoholic beverages in the Generations Fund					–300
Subtotal						–1 425
Total for the November 2012 budget measures						–4 259
Other						–525
Total revisions						–3 430

Budget 2013-2014
D.10	Budget Plan

1.2                          Debt representing accumulated deficits

The debt representing accumulated deficits corresponds to the difference between the government’s liabilities and its financial and non-financial assets as a whole. This debt is calculated by subtracting financial assets, net of other liabilities, as well as non-financial assets from the gross debt.

As at March 31, 2012, the debt representing accumulated deficits was $114 122 million, or 34.0% of GDP.

The debt representing accumulated deficits will stop rising once the budget is balanced in 2013-2014. As of 2014-2015, it will decline year after year at the rate of increase of the Generations Fund. As a proportion of GDP, the debt representing accumulated deficits will decline as of 2012-2013.

TABLE D.4

Factors responsible for growth in the debt representing accumulated deficits

(millions of dollars)

	Debt, beginning of year	Budgetary deficit	Impact of the closure of Gentilly-2	Deposits in the Generations Fund	Other		Total change	Debt, end of year	As a % of GDP
2011-2012	111 946	2 628		–840	388		2 176	114 122	34.0
2012-2013F	114 122	1 500	1 805	–879	1 207	(1)	3 633	117 755	33.9
2013-2014F	117 755	—		–1 039	3 300		2 261	120 016	33.3
2014-2015F	120 016	—		–1 386	—		–1 386	118 630	31.7
2015-2016F	118 630	—		–1 884	—		–1 884	116 746	30.0
2016-2017F	116 746	—		–2 128	—		–2 128	114 618	28.4
2017-2018F	114 618	—		–2 616	—		–2 616	112 002	26.8

F: Forecasts.

(1) This amount corresponds to the restatement stemming from the new accounting standard for government transfers.

In 2012-2013, the debt representing accumulated deficits will be adjusted by $1 207 million because of the new accounting standard for government transfers, which changes the way the Société de financement des infrastructures locales (SOFIL) and the Société d’habitation du Québec record subsidies in respect of debt service.

Debt, Financing
and Debt Management	D.11

The debt representing accumulated deficits also takes into account an allowance for the impact of the eventual transition of Hydro-Québec to International Financial Reporting Standards (IFRS). In the March 2012 budget, it was estimated that the transition to these standards would reduce the balance of Hydro-Québec’s retained earnings by $3.3 billion, which would in turn reduce the value of the government’s participation in Hydro-Québec and increase the debt representing accumulated deficits by the same amount as at April 1, 2011. However, on two occasions since the March 20, 2012 budget, the Canadian Institute of Chartered Accountants (CICA) has deferred the date of the compulsory changeover to IFRS for companies like Hydro-Québec that engage in rate-regulated activities. The projected date of the changeover is now January 1, 2014, which would have an impact on the government’s 2013-2014 fiscal year.

On the basis of the most recent information, the impact of the changeover to IFRS by Hydro-Québec would amount to roughly $5 billion. However, it is important to note that enterprises similar to Hydro-Québec in British Columbia and Ontario (BC Hydro and Hydro One) have decided to adopt US accounting standards rather than IFRS for their rate-regulated activities. Given the uncertainty surrounding the ultimate impact of this change in accounting standards for Hydro-Québec, a decision has been made to maintain the $3.3-billion restatement, but to apply it to the year 2013-2014. It should be pointed out that Hydro-Québec’s eventual transition to IFRS will not have any impact on the government’s gross debt.

Budget 2013-2014
D.12	Budget Plan

Revisions to the debt representing accumulated deficits compared with the March 2012 budget

The forecast for the debt representing accumulated deficits as at March 31, 2017 in the March 2012 budget was $112 300 million. The revised forecast is $114 618 million, or $2 318 million more. As a percentage of GDP, the debt representing accumulated deficits has been adjusted upward by 0.7 percentage points (from 27.7% to 28.4%) as at March 31, 2017. This upward adjustment stems in particular from the closure of the Gentilly-2 nuclear power plant.

The government’s decision to close the Gentilly-2 nuclear power plant will raise the debt representing accumulated deficits by $1 805 million as at March 31, 2013. This amount corresponds to the decrease in the value of the Québec government’s investment in Hydro-Québec resulting from the closure of the power plant.

However, this represents only a short-term impact, for over the longer term, abandoning the project to refurbish the power plant will increase Hydro-Québec’s annual net earnings by $215 million per year starting in 2017-2018. Since this additional revenue will be dedicated to the Generations Fund, it will help to reduce the government’s debt representing accumulated deficits.

Accordingly, after nine years starting in 2017-2018, the $1 805-million impact on the government’s accumulated deficit will be entirely offset.

Revisions to the debt representing accumulated deficits as at March 31 since the March 2012 budget

(millions of dollars)

	2012	2013	2014	2015	2016	2017

March 2012 budget	117 654	119 450	118 409	116 834	114 804	112 300

As a % of GDP	35.2	34.5	32.8	31.1	29.4	27.7

November 2012 budget	114 122	117 755	120 016	118 630	116 746	114 618

As a % of GDP	34.0	33.9	33.3	31.7	30.0	28.4

Revisions	–3 532	–1 695	1 607	1 796	1 942	2 318

As a % of GDP	–1.2	–0.6	0.5	0.6	0.6	0.7

Explanation of the revisions
Downward adjustment of revenue from Hydro-Québec because of the closure of the Gentilly-2 nuclear power plant						1 805
November 2012 budget measures:
Cancellation of the increase of 1 cent/kWh over five years in the price of heritage pool electricity						1 890
Deposit of all mining royalties in the Generations Fund					–550
Deposit of the sums generated by the indexation of the price of heritage pool electricity in the Generations Fund					–575
Deposit of the increase in the specific tax on alcoholic beverages in the Generations Fund					–300
Subtotal						–1 425
Total for the November 2012 budget measures						465
Other						48
Total revisions						2 318

Debt, Financing
and Debt Management	D.13

1.3      Debt burden

Québec’s debt has grown substantially in recent years, from $129.1 billion as at March 31, 2003 to $183.4 billion as at March 31, 2012. This represents an increase of nearly $54.3 billion in nine years.

Between 1998 and 2009, the Québec government’s debt/GDP ratio fell significantly. While the gross debt was equivalent to 59.2% of GDP as at March 31, 1998, this ratio stood at 53.5% as at March 31, 2003 and 50.1% as at March 31, 2009. The line-by-line consolidation of the network institutions’ financial statements with those of the government raised the debt/GDP ratio to 51.8% as at March 31, 2009.

The ratio has risen since 2009 mainly because of the increase in capital expenditures and the recession. The ratio is expected to reach 55.7% of GDP as at March 31, 2013. Thereafter, the debt/GDP ratio should decline to 49.8% as at March 31, 2018.

CHART D.2

Gross debt as at March 31(1)

(as a percentage of GDP)

F:      Forecasts.

(1)    The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

(2)    The gross debt takes into account the debt that the health and social services and education networks have contracted in their own name. Therefore, the data as of 2009 are not comparable with those for previous years since they do not include this debt.

Budget 2013-2014
D.14	Budget Plan

1.4                         Debt reduction objectives

Following the March 2010 Budget Speech, new debt reduction objectives for 2025-2026 were included in the Act to reduce the debt and establish the Generations Fund:

—               45% of GDP for the gross debt;

—               17% of GDP for the debt representing accumulated deficits.

Reducing the debt burden is a priority for the government. This budget confirms that these two objectives will be maintained.

CHART D.3 Gross debt as at March 31	CHART D.4 Debt representing accumulated deficits as at March 31
(as a percentage of GDP)	(as a percentage of GDP)

F: Forecasts for 2013 to 2018 and projections for subsequent years. Note: The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.	F: Forecasts for 2013 to 2018 and projections for subsequent years.

Debt, Financing
and Debt Management	D.15

To achieve these objectives the previous government had announced, in particular:

—               that the price of heritage pool electricity would be increased by 1 cent/kWh over five years starting in 2014 and that the revenue generated by this increase would be deposited in the Generations Fund (announcement made in the March 2010 budget), i.e. $315 million in 2014-2015, $630 million in 2015-2016, $945 million in 2016-2017, $1 260 million in 2017-2018 and $1 575 million in 2018-2019;

—               that 25% of mining, oil and gas royalties in excess of $200 million would be deposited in the Generations Fund as of 2014-2015 (announcement made in the March 2011 budget), which represented $45 million in 2014-2015 and $50 million in subsequent years;

—               that the sums coming from the auctioning of exploration licences for oil, gas and underground reservoirs, up to a level of 25%, as in the case of other mining, oil and gas royalties, and an amount of $300 million coming from the accumulated surpluses of the Territorial Information Fund would be deposited in the Generations Fund (announcements made in the March 2012 budget).

To achieve the debt reduction objectives, the government has decided to adopt a more balanced approach and to cancel the increase of 1 cent/kWh over five years in the price of heritage pool electricity that had been projected until now.

In this budget, the government is announcing that it will deposit in the Generations Fund:

—               The revenue that will be generated by the indexation of the price of heritage pool electricity starting in 2014. This will represent $95 million in 2014-2015, $190 million in 2015-2016, $290 million in 2016-2017 and $395 million in 2017-2018.

—               All mining royalties as of 2015-2016. This will represent $325 million per year.

—               The revenue, as of 2017-2018, that will stem from the increase in Hydro-Québec’s net earnings as a result of the government’s decision to abandon the project to refurbish the Gentilly-2 nuclear power plant. This will represent $215 million per year.

—               An amount of $100 million per year, as of 2014-2015, that will be generated by the increase in the specific tax on alcoholic beverages.

The government is also announcing a $1.5-billion annual reduction as of 2013-2014 in projected capital investments.

Budget 2013-2014
D.16	Budget Plan

These debt reduction measures will enable the government to achieve the objectives set in the Act to reduce the debt and establish the Generations Fund.

Lastly, the government will use $1 billion from the Generations Fund in 2013-2014 to repay maturing borrowings. As shown below, the use of $1 billion from the Generations Fund will reduce the consolidated direct debt, or the debt contracted on financial markets, by an equivalent amount. However, this will not have an impact on the gross debt, because the Generations Fund is subtracted from the gross debt. This debt repayment will make it possible to save $25 million in 2013-2014 and $40 million per year afterwards on debt service.

TABLE D.5

Gross debt as at March 31, 2014F

(millions of dollars)

	Before the use of $1 billion from the Generations Fund to repay the debt	Debt repayment	After the use of $1 billion from the Generations Fund to repay the debt
Consolidated direct debt	173 457	–1 000	172 457
Plus: Net retirement plans liability	30 149	—	30 149
Plus: Net employee future benefits liability	—	—	—
Less: Generations Fund	–6 495	1 000	–5 495
GROSS DEBT	197 111	—	197 111
As a % of GDP	54.7	—	54.7

F:      Forecasts.

Owing to these new revenue sources, which are over and above those currently dedicated to the Generations Fund, this fund should total $13.5 billion as at March 31, 2018.

To implement the above measures, amendments will be made to the Act to reduce the debt and establish the Generations Fund and to the other statutes concerned.

The proposed legislative amendments will also be aimed at enabling the deposit in the Generations Fund of $300 million in 2012-2013 coming from the accumulated surplus of the Territorial Information Fund, as well as the deposit of 25% of the sums coming from the auctioning of licences to explore for oil, gas and underground reservoirs.

Debt, Financing
and Debt Management	D.17

1.5      Comparison of the debt of governments in Canada

Be it on the basis of the gross debt or on that of the debt representing accumulated deficits, as a percentage of GDP, Québec is the most heavily indebted province.

As at March 31, 2012, the ratio of gross debt to GDP was 54.6% in Québec, compared with 42.6% in Ontario (second most heavily indebted province) and 38.0% in Nova Scotia (third most heavily indebted province).

CHART D.5

Gross debt and debt representing accumulated deficits as at March 31, 2012

(as a percentage of GDP)

(1)    A negative entry means that the government has an accumulated surplus.

(2)    Debt as at March 31, 2011, given that the 2011-2012 public accounts had not been published as at November 13, 2012.

Sources:    Governments’ public accounts, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

The table on the following page shows the debt of the federal government and each of the provinces as at March 31, 2012. The boxes indicate the concept of debt used by each government in its budget documents to measure its debt level. Some governments use more than one concept.

Contrary to net debt and debt representing accumulated deficits, gross debt is not a concept that can be observed directly in the public accounts of the other governments in Canada. However, the public accounts show the components of the gross debt, i.e. the consolidated direct debt, the net retirement plans liability and the net employee future benefits liability. It is possible, therefore, to calculate the level of the gross debt.

Budget 2013-2014
D.18	Budget Plan

TABLE D.6 Debt as at March 31, 2012 according to various concepts
(millions of dollars)

	QC	FED	ON	BC	AB	NB	NL	(1)	MB	SK	NS	PEI	(1)

Consolidated direct debt	158 887	633 285	267 471	49 463	6 692	9 371	5 696		17 788	4 628	12 665	1 378

Net retirement plans liability	28 727	148 911	–6 313	110	10 556	–260	2 667		1 634	6 317	102	52

Net employee future benefits liability	47	60 515	11 115	1 690		339	1 909		413		1 622	3

Generations Fund	–4 277

Gross debt	183 384	842 711	272 273	51 263	17 248	9 450	10 272		19 835	10 945	14 389	1 433

As a % of GDP	54.6	49.0	42.6	24.2	6.0	30.7	34.2		34.8	15.3	38.0	27.6

Less:

Financial assets, net of other liabilities	–16 273	–192 576	–36 691	–15 290	–36 239	596	–2 143		–5 324	–6 402	–1 146	262

Net debt(2)	167 111	650 135	235 582	35 973	–18 991	10 046	8 129		14 511	4 543	13 243	1 695

As a % of GDP	49.8	37.8	36.9	17.0	–6.6	32.6	27.0		25.5	6.3	35.0	32.7

Less:

Non-financial assets	–52 989	–67 959	–77 172	–38 430	–40 122	–6 678	–3 208		–9 206	–7 160	–5 203	–829

Debt representing accumulated deficits(2)	114 122	582 176	158 410	–2 457	–59 113	3 368	4 921		5 305	–2 617	8 040	866

As a % of GDP	34.0	33.8	24.8	–1.2	–20.4	10.9	16.4		9.3	–3.6	21.2	16.7

Note: The boxes indicate the debt concept(s) used in the budget documents of the governments concerned.

(1)    Data as at March 31, 2011, given that the 2011-2012 public accounts had not been published as at November 13, 2012.

(2)    A negative entry indicates that the government has net assets or an accumulated surplus.

Sources: Governments’ public accounts, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

Debt, Financing
and Debt Management	D.19

1.6                         Public sector debt

Public sector debt includes the government’s gross debt as well as the debt of Hydro-Québec, municipalities, universities other than the Université du Québec and its constituent universities, and other government enterprises. This debt has served notably to finance public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

As at March 31, 2012, Québec’s public sector debt stood at $246 153 million, or 73.3% of GDP. These figures must be put into perspective for they do not take into account the economic value of certain assets held by the government, such as Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

TABLE D.7

Public sector debt as at March 31

(millions of dollars)

	2009	2010	2011	2012

Government’s gross debt(1)	157 630	163 318	173 436	183 384
Hydro-Québec	36 668	36 385	37 723	38 514
Municipalities(2)	18 639	19 538	20 424	21 004
Universities other than the Université du Québec and its constituent universities(3)	1 966	1 930	1 979	1 888
Other government enterprises(4)	434	697	1 363	1 363

PUBLIC SECTOR DEBT	215 337	221 868	234 925	246 153
As a % of GDP	70.7	72.8	73.6	73.3

(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.
(2)	These amounts correspond to the long-term debt contracted by municipalities in their own name. Part of this debt is subsidized by the government ($4 377 million as at March 31, 2012).
(3)

These amounts correspond to the debt contracted by universities other than the Université du Québec and its constituent universities in their own name. Part of this debt is subsidized by the government ($137 million as at March 31, 2012). The results as at March 31, 2012 are preliminary.

(4)	These amounts correspond to the debt contracted by the Financing Fund to finance government enterprises and entities not included in the reporting entity.

Budget 2013-2014
D.20	Budget Plan

1.7     Retirement plans

The Québec government participates financially in the retirement plans of its employees. These plans had 566 983 active participants and 313 962 beneficiaries as at December 31, 2011.

TABLE D.8

Retirement plans of public and parapublic sector employees
as at December 31, 2011

	Active participants	Beneficiaries

Government and Public Employees Retirement Plan (RREGOP)	520 000	211 331
Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	28 650	24 821
Other plans:
– Teachers Pension Plan (TPP)(1) and Pension Plan of Certain Teachers (PPCT)(1)	122	46 010
– Civil Service Superannuation Plan (CSSP)(1)	50	21 268
– Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	5 550	4 836
– Pension Plan of Peace Officers in Correctional Services (PPPOCS)	3 450	1 625
– Pension Plan of the Judges of the Court of Québec and of Certain Municipal Courts (PPJCQM)	273	339
– Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)(2)	210	134
– Pension Plan of the Members of the National Assembly (PPMNA)	121	386
– Pension plan of the Université du Québec (PPUQ)	8 557	3 212

Total for other plans	18 333	77 810

TOTAL	566 983	313 962

(1)    These plans have not accepted any new participants since July 1, 1973.

(2)    This plan has not accepted any new participants since it came into effect on January 1, 1992.

Sources:      Commission administrative des régimes de retraite et d’assurances (CARRA) and Public Accounts 2011-2012.

Debt, Financing
and Debt Management	D.21

❑              Summary description of the retirement plans

The retirement plans of public and parapublic sector employees are defined benefit retirement plans, which means that they guarantee participants a certain level of income upon retirement.

Benefits are calculated on the basis of participants’ average income for the best paid years (generally five) and their number of years of service. The pension usually represents 2% of an employee’s average income per year of service. Benefits are partially indexed to inflation.

RREGOP and the PPMP, which account for nearly 97% of active participants, are cost-sharing plans: the government is responsible for paying 50% of the benefits, and the participants are responsible for paying the other 50%.2

Most of the other retirement plans are cost-balance plans. The government covers the cost of these plans, net of contributions paid by participants.

TABLE D.9

Change in the employee contribution rate of certain retirement plans

(per cent)

	RREGOP	(1)	PPMP	(2)	SPMSQ	(3)	PPPOCS	(4)

2004	5.35		4.50		8 / 6.2 / 8		4.0
2005	7.06		7.78		8 / 6.2 / 8		4.0
2006	7.06		7.78		8 / 6.2 / 8		4.0
2007	7.06		7.78		8 / 6.2 / 8		4.0
2008	8.19		10.54		8 / 6.2 / 8		4.0
2009	8.19		10.54		8 / 6.2 / 8		4.0
2010	8.19		10.54		8 / 6.2 / 8		4.0
2011	8.69		11.54		8 / 6.2 / 8		4.0
2012	8.94		12.30		8 / 6.2 / 8		4.0

(1)

Rate applicable to the excess of 35% of the maximum pensionable earnings (MPE), which is determined by the Régie des rentes du Québec (RRQ). For 2012, the rate applies to the excess of 33% of the MPE. The equivalent rate according to the old formula would be 9.19%. In 2012, the MPE is $50 100.

(2)	Rate applicable to the excess of 35% of the MPE.
(3)	Rate applicable up to the annual basic exemption under the Québec Pension Plan ($3 500) / rate applicable to the excess up to the amount of the MPE / rate applicable to the excess of the MPE.
(4)	Rate applicable to the excess of 25% of the employee’s salary or of the MPE if it is lower.

The Commission administrative des régimes de retraite et d’assurances (CARRA) is responsible for administering the retirement plans.3

2                           This cost-sharing formula has been in effect since July 1, 1982. Previously, the government was responsible for paying 7/12 of the benefits.

3                           Except for the pension plan of the Université du Québec (PPUQ).

Budget 2013-2014
D.22	Budget Plan

❑              Recent changes

To retain qualified workers and delay their retirement, the government has modified RREGOP and the PPMP to enable participants to accumulate up to 38 years of service.4 This change, which was agreed upon during the latest renewal of the collective agreements with government employees, is aimed at ensuring that employees nearing the end of their career stay longer in the labour market, thus facilitating the transfer of expertise.

Bill 58, An Act to amend the Act respecting the Pension Plan of Management Personnel and other legislative provisions, was passed by the National Assembly on May 2, 2012. It is the product of consultations with participant representatives and includes several amendments that will foster the financial health of the PPMP. In particular, the pension eligibility criteria have been tightened. As of January 1, 2013, new participants will have to complete an additional five-year period of membership in the plan for their retirement benefit to be calculated in accordance with the provisions of the PPMP. In addition, the reduction of the benefit for early retirement will be increased.

1.7.1                Retirement plans liability

In its financial statements, the government discloses the present value of the retirement benefits it will pay to its employees, taking into account the conditions governing their plans, as well as their years of service. This value is called the retirement plans liability. It does not take into account the sums accumulated to pay retirement benefits, particularly the Retirement Plans Sinking Fund (RPSF), which will be discussed later on.

The actuarial valuations of the liability of the various retirement plans are carried out by CARRA,5 following the rules of the Canadian Institute of Actuaries (CIA) and the Canadian Institute of Chartered Accountants (CICA) for the public sector.

In the case of cost-sharing plans (e.g. RREGOP and the PPMP), only the portion payable by the government is included in the government liability. In the case of cost-balance plans, the total retirement plans liability is included in the government’s liability.

As at March 31, 2012, the liability for the retirement plans of public and parapublic sector employees stood at $74 079 million. This amount is recognized in the government’s gross debt.

4               This measure is being implemented gradually until January 1, 2014.

5               Except in the case of the PPUQ, whose liability valuation is performed by a private-sector actuarial firm.

Debt, Financing
and Debt Management	D.23

TABLE D. 10

Retirement plans liability

(millions of dollars)

March 31, 2012
Government and Public Employees Retirement Plan (RREGOP)	43 198
Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	10 148
Other plans:
– Teachers Pension Plan (TPP) and Pension Plan of Certain Teachers (PPCT)	11 918
– Civil Service Superannuation Plan (CSSP)	4 011
– Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	3 596
– Pension plan of the Université du Québec (PPUQ)	2 743
– Pension Plan of Peace Officers in Correctional Services (PPPOCS)	812
– Pension Plan of the Judges of the Court of Québec and of Certain Municipal Courts (PPJCQM)	520
– Pension credits under supplemental pension plans	382
– Supplemental pension plan arising from the transfer of the pension plan for non-teaching personnel of the Commission des écoles catholiques de Montréal (SPP of the CECM) to RREGOP	257
– Pension Plan of the Members of the National Assembly (PPMNA)	182
– Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec (PPFEQ)	128
– Supplemental pension plan arising from the transfer of the pension plan for certain employees of the Commission scolaire de la Capitale (SPP of the CSC) to RREGOP	42
– Plan assets(1)	–3 858
Total for other plans	20 733
RETIREMENT PLANS LIABILITY	74 079

(1)  Assets of the SPMSQ, PPUQ, SPP pension credits, SPP of the CECM, PPFEQ and the SPP of the CSC.

❑              Annual retirement plans expenditure

Every year, the government also records its expenditure as an employer with regard to the retirement plans. This expenditure comprises two components:

—               the net cost of vested benefits, that is, the present value of retirement benefits that employees have accumulated for work performed during the year, i.e. $1 826 million in 2011-2012;

—               the amortization of revisions to the government’s actuarial obligations that result from previous updates of actuarial valuations, for a cost of $663 million in 2011-2012.

Budget 2013-2014
D.24	Budget Plan

In 2011-2012, government spending in respect of the retirement plans stood at $2 489 million.

TABLE D.11

Spending in respect of the retirement plans

(millions of dollars)

2011-2012
Net cost of vested benefits	1 826
Amortization of adjustments arising from actuarial valuations	663
SPENDING IN RESPECT OF THE RETIREMENT PLANS	2 489

In addition, the government must record an interest charge on the obligation relating to the retirement plans from which the investment income of the RPSF is subtracted. This charge is included in debt service.

TABLE D.12

Interest ascribed to the retirement plans

(millions of dollars)

2011-2012
Interest on the actuarial obligation(1)	4 889
Less: Investment income of the RPSF	–2 087
INTEREST ASCRIBED TO THE RETIREMENT PLANS	2 802

(1)  Net of the income of funds other than the RPSF.

Moreover, in 2011-2012, the government paid $4 777 million to cover its share of the benefits paid to its retired employees. These disbursements do not affect either the government’s expenditures or its deficit, because they correspond to expenditures that were already recorded in the past. They are part of the government’s non-budgetary transactions.

Debt, Financing
and Debt Management	D.25

1.7.2                Retirement Plans Sinking Fund

The Retirement Plans Sinking Fund (RPSF) is an asset that was created in 1993 for the purpose of paying the retirement benefits of public and parapublic sector employees.

As at March 31, 2012, the book value of the RPSF stood at $45 352 million.

TABLE D.13

Change in the Retirement Plans Sinking Fund (RPSF)

(millions of dollars)

	Book value, beginning of year		Deposits	Investment income imputed	Book value, end of year

1993-1994	—		850	4	854
1994-1995	854		—	–5	849
1995-1996	849		—	74	923
1996-1997	923		—	91	1 014
1997-1998	1 095	(1)	—	84	1 179
1998-1999	1 179		944	86	2 209
1999-2000	2 209		2 612	219	5 040
2000-2001	5 040		1 607	412	7 059
2001-2002	7 059		2 535	605	10 199
2002-2003	10 199		900	741	11 840
2003-2004	11 840		1 502	862	14 204
2004-2005	14 204		3 202	927	18 333
2005-2006	18 333		3 000	1 230	22 563
2006-2007	22 437	(1)	3 000	1 440	26 877
2007-2008	26 877		3 000	1 887	31 764
2008-2009	31 749	(2)	2 100	2 176	36 025
2009-2010	36 025		—	2 175	38 200
2010-2011	38 200		2 000	2 065	42 265
2011-2012	42 265		1 000	2 087	45 352

(1)  These amounts take into account restatements arising from the government accounting reforms of 1997-1998 and 2006-2007.

(2)  This amount takes into account an adjustment arising from consideration of the expected average remaining service life (EARSL) of participants in the PPMP.

Budget 2013-2014
D.26	Budget Plan

The information on the RPSF shown in the preceding table is based on the government’s accounting policies, which are in full compliance with generally accepted accounting principles (GAAP) for Canada’s public sector.

The book value of the RPSF as at March 31, 2012 was higher than its market value. As a result of the accounting policies, the difference between these two items will be fully amortized in the coming years. In addition, the financial impact of gradually amortizing the difference is fully incorporated into the government’s financial framework over the entire planning horizon. Sub-section 1.10 describes these items in greater detail.

The government’s accounting policies apply when the return on the RPSF is higher than anticipated as well as when it is lower. As shown by the following table, the book value of the RPSF has been lower than its market value 8 times in the past 18 years.

TABLE D.14

Book value and market value of the Retirement Plans Sinking Fund as at March 31

(millions of dollars)

	Book value	Market Value	Difference
1994-1995	849	831	18
1995-1996	923	954	–31
1996-1997	1 014	1 095	–81
1997-1998	1 179	1 321	–142
1998-1999	2 209	2 356	–147
1999-2000	5 040	5 703	–663
2000-2001	7 059	7 052	7
2001-2002	10 199	9 522	677
2002-2003	11 840	9 240	2 600
2003-2004	14 204	12 886	1 318
2004-2005	18 333	17 362	971
2005-2006	22 563	23 042	–479
2006-2007	26 877	28 859	–1 982
2007-2008	31 764	32 024	–260
2008-2009	36 025	25 535	10 490
2009-2010	38 200	29 559	8 641
2010-2011	42 265	35 427	6 838
2011-2012	45 352	38 222	7 130

Debt, Financing
and Debt Management	D.27

❑              Amounts deposited in the RPSF have no impact on the gross debt

The government issues bonds on financial markets in order to make deposits in the RPSF. Nevertheless, the amounts deposited in the RPSF do not affect the government’s gross debt.

Even though the amount of borrowings contracted to make deposits increases the direct debt, these deposits in turn reduce the net retirement plans liability by the same amount. Therefore, the net impact on the gross debt is nil.

TABLE D.15

Illustration of the impact on the government’s gross debt of borrowing

$1 billion on financial markets in order to deposit it in the RPSF(1)

(millions of dollars)

		Before deposit	After deposit	Change

(A)	Consolidated direct debt	158 887	159 887	1 000
	Retirement plans liability	74 079	74 079	—
	Less: Book value of the RPSF	–45 352	–46 352	–1 000
(B)	Net retirement plans liability	28 727	27 727	–1 000
(C)	Net employee future benefits liability	47	47	—
(D)	Less: Generations Fund	–4 277	–4 277	—
(E)	GROSS DEBT (E= A + B + C + D)	183 384	183 384	—

(1)  Illustration based on results as at March 31, 2012.

Budget 2013-2014
D.28	Budget Plan

❑              A decline in debt service

Deposits in the RPSF entail a reduction in the government’s debt service. The rates of return on funds managed by the Caisse de dépôt et placement du Québec (the Caisse) are generally higher than interest rates on Québec government bonds issued to finance deposits in the RPSF. Therefore, the income of the RPSF, which is applied against the government’s debt service, is usually higher than the additional interest charges that arise from new borrowings. This leads to a net decrease in the government’s debt service.

Since the RPSF was created, the return obtained by the Caisse has been higher than the cost of new borrowings by the government 13 years out of 18.

TABLE D.16

Comparison of the RPSF’s annual return and the Québec government’s borrowing costs

(per cent)

	Return of the RPSF	(1)	Cost of new borrowings	(2)	Difference (percentage points)

1994-1995	–3.3	(3)	5.9		–9.2
1995-1996	17.0		5.3		11.7
1996-1997	16.1		6.3		9.8
1997-1998	13.4		5.7		7.7
1998-1999	10.4		5.8		4.6
1999-2000	15.3		7.2		8.1
2000-2001	7.2		6.2		1.0
2001-2002	–4.7		5.5		–10.2
2002-2003	–8.5		4.7		–13.2
2003-2004	14.9		4.6		10.3
2004-2005	11.4		4.4		7.0
2005-2006	13.5		4.4		9.1
2006-2007	13.5		4.4		9.1
2007-2008	5.2		4.8		0.4
2008-2009	–25.6		4.2		–29.8
2009-2010	10.7		4.6		6.1
2010-2011	13.4		4.4		9.0
2011-2012	3.5		4.0		–0.5

(1)   On a calendar year basis.

(2)   On a fiscal year basis.

(3)   From February to December 1994.

Debt, Financing
and Debt Management	D.29

❑              A flexible deposit policy

In December 1999, as part of an agreement concluded for the renewal of its employees’ collective agreements, the government set the objective that the book value of the funds accumulated in the RPSF would be equal, in 2020, to 70% of its actuarial obligations in regard to the retirement plans of public and parapublic sector employees.

However, the government has all the flexibility needed to apply this policy. Deposits in the RPSF are made only when market conditions are favourable, particularly with respect to interest rates and market receptiveness to bond issues. For example, the government did not make any deposits in 2009-2010, but deposited $2 billion in 2010-2011 and $1 billion in 2011-2012.

The RPSF’s book value represented 58% of the government’s actuarial obligations in regard to the retirement plans of public and parapublic sector employees as at March 31, 2012. If deposits of $1 billion per year were made in the RPSF, the target of 70% would be attained three years earlier than anticipated, i.e. in 2016-2017.

CHART D.6

The RPSF in proportion to the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees

(per cent)

Budget 2013-2014
D.30	Budget Plan

1.8                         Generations Fund

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund. The sums accumulated in the fund are dedicated exclusively to repaying the debt.

As at March 31, 2012, the book value of the Generations Fund was $4 277 million.

The sums accumulated in the Generations Fund are expected to reach $13 509 million as at March 31, 2018.

TABLE D.17

Generations Fund

(millions of dollars)

	2011- 2012	2012- 2013F	2013- 2014F	2014- 2015F	2015- 2016F	2016- 2017F	2017- 2018F
Book value, beginning of year	3 437	4 277	5 456	5 495	6 881	8 765	10 893
Dedicated revenues
Water-power royalties
Hydro-Québec	591	592	653	648	667	682	699
Private producers	91	90	93	96	98	100	102
	682	682	746	744	765	782	801

Indexation of the price of heritage pool electricity	—	—	—	95	190	290	395
Mining, oil and gas royalties	—	—	—	45	325	325	325
Tax on alcoholic beverages	—	—	—	100	100	100	100
Savings related to the non-refurbishment of Gentilly-2	—	—	—	—	—	—	215
Unclaimed property	9	12	12	12	12	12	12
Investment income	149	185	281	390	492	619	768
Total dedicated revenues	840	879	1 039	1 386	1 884	2 128	2 616

Deposit coming from the Territorial Information Fund	—	300	—	—	—	—	—

Total deposits	840	1 179	1 039	1 386	1 884	2 128	2 616
Use of the Generations Fund to repay maturing borrowings	—	—	–1 000	—	—	—	—

Book value, end of year	4 277	5 456	5 495	6 881	8 765	10 893	13 509

F:   Forecasts.

Debt, Financing
and Debt Management	D.31

The following table shows the book and market values of the Generations Fund since its creation.

TABLE D.18

Book value and market value of the Generations Fund
as at March 31

(millions of dollars)

	Book value	Market value	Difference
2006-2007	584	576	8
2007-2008	1 233	1 147	86
2008-2009	1 952	1 598	354
2009-2010	2 677	2 556	121
2010-2011	3 437	3 524	–87
2011-2012	4 277	4 375	–98

Since the first deposit was made in the Generations Fund in January 2007, the return has been higher than or equivalent to the cost of new borrowings by the government four years out of five.

TABLE D.19

Comparison of the Generations Fund’s annual return and the Québec government’s borrowing costs

(per cent)

	Return of the Generations Fund	(1)	Cost of new borrowings	(2)	Difference (percentage points)

2007-2008	5.6	(3)	4.8		0.8
2008-2009	–22.4		4.2		–26.6
2009-2010	11.3		4.6		6.7
2010-2011	12.3		4.4		7.9
2011-2012	4.0		4.0		—

(1)   On a calendar year basis.

(2)   On a fiscal year basis.

(3)   Return realized from February to December 2007, since the first deposit was made in the Generations Fund on January 31, 2007.

Budget 2013-2014

D.32	Budget Plan

1.9                       Returns of the Caisse de dépôt et placement du Québec on funds deposited by the Ministère des Finances et de l’Économie

In 2011, the return on funds deposited by the Ministère des Finances et de l’Économie with the Caisse de dépôt et placement du Québec (the Caisse) was 3.50% for the RPSF, 3.98% for the Generations Fund and 3.40% for the Accumulated Sick Leave Fund. The investment policy of these funds is presented in the box on page D.37.

TABLE D.20

Market value and return in 2011 of funds deposited with the Caisse de dépôt et placement du Québec by the Ministère des Finances et de l’Économie

	Return	Market value as at December 31, 2011

	(%)	($ million)
Retirement Plans Sinking Fund	3.50	36 351
Generations Fund	3.98	4 024
Accumulated Sick Leave Fund	3.40	769

Debt, Financing

and Debt Management	D.33

1.9.1                Retirement Plans Sinking Fund

The RPSF showed a return of 3.50% in 2011. Its market value was $36 351 million as at December 31, 2011.

The assets of the RPSF are managed by the Caisse in accordance with an investment policy established by the Minister of Finance and the Economy in cooperation with the Caisse. This investment policy is established taking several factors into account, including 10-year return, standard deviation and correlation forecasts for various categories of assets, opportunities for investing in these assets and recommendations of the Caisse.

The investment policy of the RPSF consists of 36.25% fixed-income securities (bonds, real estate debt, etc.), 14.50% inflation-sensitive investments (real estate, infrastructure, etc.), 45.75% equities and 3.50% other investments. These weightings are similar to those used on average by the Caisse’s depositors as a whole.

TABLE D.21

Investment policy of the RPSF as at January 1, 2012

(per cent)

	Benchmark portfolio of the RPSF	Average benchmark portfolio of depositors as a whole	(1)

Fixed-income securities	36.25	35.8

Inflation-sensitive investments	14.50	15.4

Equities	45.75	46.6

Other investments	3.50	2.2

TOTAL	100.0	100.0

(1)  Data as at December 31, 2011. Annual Report 2011 of the Caisse de dépôt et placement du Québec.

With its investment policy, the RPSF should generate a short- and medium-term annual return of 6.50%; the average annual long-term (10-year or longer) return is approximately 6.75%. It is important to note that the RPSF’s investment policy is based on a long-term horizon and constitutes the benchmark portfolio for the Caisse. However, through active management, the Caisse adjusts the allocation of the RPSF’s assets, particularly to take fluctuations in the economic and financial situation into account. The RPSF’s benchmark portfolio would have generated a return of 3.72% in 2011.

D.34	Budget 2013-2014 Budget Plan

1.9.2                Generations Fund

The Generations Fund posted a return of 3.98% in 2011. Its market value was $4 024 million as at December 31, 2011.

The assets of the Generations Fund are managed by the Caisse in accordance with an investment policy established by the Minister of Finance and the Economy in cooperation with the Caisse. This investment policy is established taking several factors into account, including 10-year return, standard deviation and correlation forecasts for various categories of assets, opportunities for investing in these assets and the recommendations of the Caisse.

The investment policy of the Generations Fund consists of 42.0% fixed-income securities (bonds, real estate debt, etc.), 12.5% inflation-sensitive investments (real estate, infrastructure, etc.), 42.5% equities and 3.0% other investments.

TABLE D.22

Investment policy of the Generations Fund as at January 1, 2012

(per cent)

	Benchmark portfolio of the Generations Fund	Average benchmark portfolio of depositors as a whole	(1)

Fixed-income securities	42.0	35.8

Inflation-sensitive investments	12.5	15.4

Equities	42.5	46.6

Other investments	3.0	2.2

TOTAL	100.0	100.0

(1) Data as at December 31, 2011. Annual Report 2011 of the Caisse de dépôt et placement du Québec.

The investment policy of the Generations Fund aims to achieve a long-term (10-year or longer) annual return of about 6.5%. It is important to note that the investment policy of the Generations Fund is based on a long-term horizon and constitutes the benchmark portfolio for the Caisse. However, through active management, the Caisse adjusts the allocation of the Generations Fund’s assets, particularly to take fluctuations in the economic and financial situation into account. The benchmark portfolio of the Generations Fund would have generated a return of 4.23% in 2011.

Debt, Financing and Debt Management	D.35

1.9.3                Accumulated Sick Leave Fund

The Accumulated Sick Leave Fund (ASLF) showed a return of 3.40% in 2011. Its market value was $769 million as at December 31, 2011.

The assets of the ASLF are managed by the Caisse in accordance with an investment policy established by the Minister of Finance and the Economy in cooperation with the Caisse. Since January 1, 2009, the ASLF’s investment policy has been identical to that of the RPSF, as the creation of the ASLF stems from a long-term commitment made by the government in regard to employee future benefits, which is similar to the commitment regarding the retirement plans. The ASLF’s benchmark portfolio would have generated a return of 3.72% in 2011.

D.36	Budget 2013-2014 Budget Plan

Comparison of investment policies

Investment policies as at January 1, 2012
(per cent)

Specialized Portfolios	RPSF and ASLF	Generations Fund	Average benchmark portfolio of depositors as a whole	(1)

Short-Term Investments	1.0	1.0	1.2
Bonds	29.25	35.0	26.4
Long-Term Bonds	0.0	0.0	2.3
Real Estate Debt	6.0	6.0	5.9

Total – Fixed Income	36.25	42.0	35.8

Real Return Bonds	0.0	0.0	0.8
Infrastructure	4.5	4.0	3.9
Real Estate	10.0	8.5	10.7

Total – Inflation-Sensitive Investments	14.5	12.5	15.4

Canadian Equity	13.25	10.0	12.9
Global Equity	6.05	5.1	5.8
Québec International	2.45	3.9	3.2
US Equity	5.0	5.0	4.9
Foreign Equity	5.0	6.5	6.1
Emerging Markets Equity	4.0	4.0	3.9
Private Equity	10.0	8.0	9.8

Total – Equity	45.75	42.5	46.6

Hedge Funds	3.5	3.0	2.2
Asset Allocation	0.0	0.0	0.0

Total – Other Investments	3.5	3.0	2.2

TOTAL	100.0	100.0	100.0

RPSF: Retirement Plans Sinking Fund.

ASLF: Accumulated Sick Leave Fund.

(1) Data as at December 31, 2011. Annual Report 2011 of the Caisse de dépôt et placement du Québec.

Debt, Financing and Debt Management	D.37

1.10                Impact of the returns of the Retirement Plans Sinking Fund on debt service

As indicated in sub-section 1.7.2, the income of the RPSF is applied against the government’s debt service. The returns of the Caisse affect RPSF income and therefore debt service.

The returns realized by the Caisse on the RPSF are taken into account in the government’s balance sheet and results by applying the accounting policy adopted in the wake of the December 2007 reform of government accounting in accordance with generally accepted accounting principles (GAAP).

When determining a government’s retirement benefit liability and expense, plan assets would be valued at market-related values. Under this method, plan assets are recorded at market value or they are adjusted to market value over a period not to exceed five years. Values adjusted to market closely approximate current economic value in a manner that can minimize short-term fluctuations. Market-related values would be used because they are objective and verifiable. Once a basis of valuation is chosen it would be applied consistently. CANADIAN INSTITUTE OF CHARTERED ACCOUNTANTS, CICA Public Sector Accounting Handbook, Section PS 3250, paragraph .035.

Under the accounting policy, the “adjusted market value” of the RPSF is adjusted every year based on the returns realized on the fund. If, for a given year, the realized return differs from the anticipated long-term return, the difference between the two is spread over five years. All other things being equal, this means that the adjusted market value and the market value will converge over a five-year period. It is important to note that this method is applied when returns are higher than expected as well as when they are lower.6

[6]	Before the accounting reform of 2007, the value of the RPSF was adjusted only once every three years, that is, when actuarial valuations were carried out. Since the reform, it is adjusted every year.

D.38	Budget 2013-2014 Budget Plan

In addition, the differences between the realized and expected return, which are spread over five years, are taken into account in RPSF income by amortizing them over a period of about 13 years, that is, the expected average remaining service life (EARSL) of retirement plan participants.7 This amortization mechanism and the period used are prescribed by GAAP.8

Therefore, the losses incurred by the Caisse in 2008-2009 reduced the income of the RPSF as of 2009-2010. The returns realized by the Caisse in 2009-2010, which were higher than anticipated, led to an increase in the RPSF’s income as of 2010-2011. Similarly, the returns realized by the Caisse in 2010-2011, which were also higher than expected, led to an increase in the RPSF’s income as of 2011-2012. In 2011-2012, a rate of return that was lower than the projected long-term rate of return led to a decline in RPSF income as of 2012-2013.

TABLE D.23

Impact of the returns of the Caisse de dépôt et placement du Québec on debt service(1)

(millions of dollars)

	2009-2010	2010-2011	2011-2012	2012-2013	F	2013-2014	F	2014-2015	F

Before 2008-2009	–48	–78	–57	11		10		16

From 2008-2009	307	629	972	1 337		1 726		1 726

From 2009-2010		–65	–134	–207		–285		–369

From 2010-2011			–53	–110		–171		–236

From 2011-2012				15		30		47

IMPACT ON DEBT SERVICE	259	486	728	1 046		1 310		1 184

F:      Forecasts.

Note: A positive entry indicates an increase in debt service and a negative entry, a decrease.

(1)  These amounts represent the impact on RPSF income, and therefore on debt service, of returns of the Caisse that are lower or higher than the projected rate for that period and that are amortized.

[7]

As with recognition of the retirement plans liability, the RPSF accounting method draws a distinction between the Pension Plan of Management Personnel (PPMP) and the other plans. The EARSL under the PPMP is 9 years compared with 14 years under the other plans.

[8]

“…actuarial gains and losses should be amortized to the liability or asset and the related expense in a systematic and rational manner over the expected average remaining service life of the related employee group.” CANADIAN INSTITUTE OF CHARTERED ACCOUNTANTS, CICA Public Sector Accounting Handbook, Section PS 3250, paragraph .062. For the purposes of retirement assets, the CICA defines actuarial gains (losses) as changes in the value of plan assets that are caused notably by variances between actual results and projected results.

Debt, Financing and Debt Management	D.39

2.                                 FINANCING

As at November 13, 2012, the government had contracted borrowings totalling $9 339 million in 2012-2013.

2.1                         Financing strategy

The government aims to borrow at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

2.1.1                Diversification by market

Financing transactions are conducted regularly on most markets, i.e. in Canada, the United States, Europe and Asia.

From 2002-2003 to 2011-2012, 19% of borrowings were contracted in foreign currency. Nonetheless, the government maintains only a very low exposure to these currencies: the exposure was only 0.2% as at March 31, 2012 (see sub-section 3.1).

Thus far in 2012-2013, the government has contracted all of its borrowings on the Canadian market.

CHART D.7

Borrowings by currency(1)

(per cent)

(1)    Borrowings of the government’s general fund, borrowings for the Financing Fund and borrowings of Financement-Québec.

(2)    Borrowings contracted as at November 13, 2012.

Debt, Financing and Debt Management	D.41

2.1.2                Diversification by instrument

To satisfy investors’ needs, an extensive array of financial products is used in the course of financing transactions.

Long-term instruments consist primarily of public bond issues, private borrowings and savings products.

The long-term instruments used in 2012-2013 consist mainly of public issues (85.3%).

CHART D.8

Borrowings in 2012-2013 by instrument

Note: Borrowings contracted as at November 13, 2012.

(1)    Includes the Business Assistance — Immigrant Investor Program and borrowings from the Canada Pension Plan Investment Fund.

D.42	Budget 2013-2014 Budget Plan

2.1.3                Diversification by maturity

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and ensure the government’s regular presence on capital markets.

In 2012-2013, 33.0% of contracted borrowings had a maturity of less than 10 years; 33.4%, a maturity of 10 years; and 33.6%, a maturity of 30 years or more.

CHART D.9

Borrowings in 2012-2013 by maturity

Note: Borrowings contracted as at November 13, 2012.

Debt, Financing and Debt Management	D.43

This diversification by maturity has an impact on the maturity of the debt shown in the following chart. As at March 31, 2012, the average maturity of the debt was 12 years.

CHART D.10

Maturity of the long-term debt as at March 31, 2012

(millions of dollars)

Note: Direct debt of the general fund, debt contrated to make advances to the Financing Fund and debt of Financement-Québec.

2.2                         Financing program

The financing program of the general fund makes it possible to refinance maturing borrowings, contribute to the Retirement Plans Sinking Fund and meet new financial requirements, particularly for capital investments and investments in government corporations.

The Financing Fund makes loans to consolidated entities (e.g. Land Transportation Network Fund, Société immobilière du Québec, etc.) and to certain government enterprises.

Financement-Québec makes borrowings on financial markets to meet the needs of institutions in the health and social services and education networks.

In 2012-2013, the financing program is expected to amount to $17 303 million. As at November 13, 2012, borrowings totalling $9 339 million had been made. The amount of the borrowings that remain to be made for 2012-2013 is $7 964 million.

The financing program is expected to amount to $15 037 million in 2013-2014 and $17 265 million in 2014-2015. The increase in the financing program in 2014-2015 reflects the increase in the repayment of borrowings.

D.44	Budget 2013-2014 Budget Plan

TABLE D.24

The government’s financing program

(millions of dollars)

2012-2013F

	November 2012 budget		Carried out	(1)	To be carried out	2013-2014	F	2014-2015	F

GENERAL FUND(2)

Net financial requirements(3),(4)	4 545					–700		393

Repayment of borrowings	4 623					4 487		7 572

Use of the Generations Fund to repay maturing borrowings	—					–1 000		—

Change in cash position	–4 436					—		—

Deposits in the Retirement Plans Sinking Fund	—	(5)				—	(5)	—	(5)

Transactions under the credit policy(6)	471					—		—

Additional contributions to the Sinking Fund for borrowings	3 000					3 000		—

Subtotal	8 203					5 787		7 965

FINANCING FUND	5 100					3 900		3 500

Including: repayment of borrowings	1 254					1 247		1 130

Subtotal – General fund and Financing Fund	13 303		7 797		5 506	9 687		11 465

FINANCEMENT-QUÉBEC	4 000		1 542		2 458	5 350		5 800

Including: repayment of borrowings	1 866					3 722		3 511

TOTAL	17 303		9 339		7 964	15 037		17 265

Including: repayment of borrowings	7 743					9 456		12 213

F:      Forecasts.

Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.

(1)    Borrowings contracted as at November 13, 2012.

(2)    The general fund corresponds to what used to be called the Consolidated Revenue Fund.

(3)    These amounts exclude the net financial requirements of the consolidated entities, which are financed through Financing Fund and Financement-Québec financing programs.

(4)    Net financial requirements are adjusted to take into account the non-receipt of RPSF revenues and of funds dedicated to employee future benefits.

(5)    Deposits in the RPSF are optional.

(6)    Under its credit policy, which is designed to limit financial risk with respect to counterparties, the government disbursed $471 million in 2012-2013 because of the change in foreign exchange rates. These disbursements do not affect the debt.

Debt, Financing and Debt Management	D.45

❑               Additional contributions to the Sinking Fund for government borrowings

As indicated in the March 2012 budget, the Ministère des Finances et de l’Économie is implementing a new policy this year aimed at raising the level of prudential liquidity. The goal is to increase the government’s liquid assets by $6 billion over two years. These liquid assets will be available for use in the event of major turbulence in financial markets.

To that end, $3 billion will be borrowed in 2012-2013 and $3 billion in 2013-2014.

The federal government announced a similar policy in its June 2011 budget. Borrowings by the federal government will be increased by $35 billion over three years (2011-2012 to 2013-2014) in order to boost its liquid assets. Ontario has also increased its liquid assets substantially in recent years.

In the case of Québec, the $6 billion in additional liquid assets corresponds to roughly one third of the government’s annual financing requirements in the coming years.

The $6 billion that is to be borrowed will be paid into the Sinking Fund for government borrowings, already in existence (see the box on the next page), and invested in very liquid, government short-term securities, such as federal Treasury bills. This will make it possible, in the event of major financial market turbulence where it is difficult to contract short- or long-term borrowings, to sell these securities and rapidly recover the liquid assets. These assets could then be used to buy short-term securities issued by the Québec government, thus enabling it to meet its financial obligations. Once the turbulence is over and the short-term securities issued by the Québec government have matured, the Sinking Fund for government borrowings could again buy short-term securities such as federal Treasury bills.

Since the $6 billion in borrowings over two years will be paid into the Sinking Fund for government borrowings, there will be no impact on the government’s gross debt. This is because the value of a borrowings sinking fund is subtracted from the debt in accordance with accounting standards.

D.46	Budget 2013-2014 Budget Plan

Sinking funds for borrowings

Some borrowings come with provisions that require borrowers to put sums aside annually for repaying the borrowings at maturity. These sums are paid into “sinking funds for borrowings.” As at March 31, 2012, there was a total of $6.4 billion in the sinking funds for government borrowings, invested for the most part in securities issued by Québec’s public sector (Québec government, Financement-Québec, Hydro-Québec, universities, municipalities, etc.). Sinking funds for borrowings are managed in a prudent manner by the Ministère des Finances et de l’Économie in order to preserve the principal and earn income.

Investments of the sinking funds for borrowings(1)
(as at March 31, 2012)

	$ million	%

Québec bonds and bonds guaranteed by Québec	4 978	77.7

Network and municipal bonds	720	11.2

Bonds from other governments(2)	417	6.5

Money market securities, cash on hand and other	293	4.6

TOTAL	6 408	100.0

(1) Includes the sinking funds for borrowings by the government and by the health and social services and education networks.
(2) Includes bonds from the federal government, the CMHC (guaranteed by the federal government), the other provinces and the US government.

Debt, Financing and Debt Management	D.47

Pre-financing

The government makes advance borrowings, i.e. borrowings that would normally be made in the following fiscal year. The government carries out pre-financing to take advantage of favourable market conditions.

Over the past 10 years, the government has carried out an average of $4 121 million in pre-financing per year.

Pre-financing
(millions of dollars)

D.48	Budget 2013-2014 Budget Plan

2.2.1                Yield

The yield on long-term Québec securities is currently about 3.0%, and short-term interest rates are 1.0%.

CHART D.11

Yield on Québec securities

(per cent)

 Sources:  PC-Bond and Ministère des Finances et de l’Économie du Québec.

In addition, the substantial increase in the spread between the yield on Québec and federal government securities, observed starting in summer 2008, has been considerably reduced since then, without returning, however, to the levels observed prior to 2008. The same situation has been observed in the case of the other provinces.

CHART D.12

Yield spread on long-term (10-year) securities

(in percentage points)

 Source:  PC-Bond.

Debt, Financing
and Debt Management	D.49

3.                                 DEBT MANAGEMENT

The government’s debt management strategy aims to minimize the cost of the debt and limit the risks related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements, to achieve desired debt proportions by currency and interest rate.

3.1                         Structure of the debt by currency

As at March 31, 2012, the proportion of the government’s gross debt in Canadian dollars stood at 99.8% and the proportion in foreign currency, at 0.2%.

Before interest rate and currency swap agreements are taken into account, the proportion of the debt in foreign currency as at March 31, 2012 was 16.9%. After interest rate and currency swap agreements were taken into account, the proportion was 0.2%. As at March 31, 2011, the proportion was 0.5%.

CHART D.13

Structure of the gross debt by currency as at March 31, 2012

Before taking interest rate and currency swap agreements into account	After taking interest rate and currency swap agreements into account

Debt, Financing
and Debt Management	D.51

3.2                         Structure of the debt by interest rate

The government keeps part of its debt at variable rates and part at fixed rates.

Before interest rate and currency swap agreements are taken into account, the proportion of the gross debt at variable rates was 15.0% as at March 31, 2012. After interest rate and currency swap agreements are taken into account, the proportion was 12.0%, compared with 20.9% as at March 31, 2011.

CHART D.14

Structure of the gross debt by interest rate as at March 31, 2012

Budget 2013-2014
D.52	Budget Plan

4.                                 CREDIT RATINGS

4.1                         The Québec government’s credit ratings

A borrower’s credit rating measures its capacity to pay the interest on its debt and repay the principal at maturity. To establish the credit rating of a borrower like the Québec government, credit rating agencies analyze a series of economic, fiscal and financial factors. Among the main factors are the size, structure and vitality of the economy, the situation on the labour market, fiscal competitiveness, public finance situation and indebtedness.

To express the quality of a borrower’s credit, credit rating agencies use rating scales, namely, a scale for long-term debt and a scale for short-term debt.

Debt, Financing
and Debt Management	D.53

The following table shows the rating scales used by agencies for long-term debt. The current credit ratings for Québec are indicated in bold.

TABLE D.25

Credit rating scales for long-term debt

Definition	Moody’s	Standard & Poor’s	DBRS	Fitch Ratings	Japan Credit Rating Agency

Extremely strong capacity to pay interest and repay principal.	Aaa	AAA	AAA	AAA	AAA

Very strong capacity to pay interest and repay principal.	Aa1 Aa2 Aa3	AA+ AA AA-	AA (high) AA AA (low)	AA+ AA AA-	AA+ AA AA-

Strong capacity to pay interest and repay principal, despite greater sensitivity to economic conditions than levels AAA and AA.	A1 A2 A3	A+ A A-	A (high) A A (low)	A+ A A-	A+ A A-

Adequate capacity to pay interest and repay principal. Difficult economic conditions may reduce this capacity.	Baa1 Baa2 Baa3	BBB+ BBB BBB-	BBB (high) BBB BBB (low)	BBB+ BBB BBB-	BBB+ BBB BBB-

Uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	Ba1 Ba2 Ba3	BB+ BB BB-	BB (high) BB BB (low)	BB+ BB BB-	BB+ BB BB-

Very uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	B1 B2 B3	B+ B B-	B (high) B B (low)	B+ B B-	B+ B B-

Budget 2013-2014
D.54	Budget Plan

Agencies add an “outlook” to the rating that indicates the trend the credit rating may follow in the future. The outlook may be positive, stable or negative. In the case of Québec, all of the agencies assign a “stable” outlook to its credit rating.

TABLE D.26

The Québec government’s current credit ratings

Agency	Rating	Outlook
Moody’s	Aa2	Stable
Standard & Poor’s (S&P)	A+	Stable
Dominion Bond Rating Service (DBRS)	A (high)	Stable
Fitch Ratings (Fitch)	AA-	Stable
Japan Credit Rating Agency (JCR)	AA+	Stable

The following table shows the rating scales used by agencies for short-term debt. The current credit ratings for Québec are indicated in bold.

TABLE D.27

Credit rating scales for short-term debt(1)

Definition	Moody’s	Standard & Poor’s	DBRS	Fitch Ratings

Very strong capacity to pay interest and repay principal over the short term.	P-1	A-1+ A-1	R-1High R-1Middle R-1Low	F1+ F1

Very adequate capacity to pay interest and repay principal over the short term, despite greater sensitivity to economic conditions than the upper level.	P-2	A-2	R-2High	F2

Adequate capacity to pay interest and repay principal over the short term. Difficult economic conditions may reduce this capacity.	P-3	A-3	R-2Middle R-2Low R-3	F3

Uncertain capacity to pay interest and repay principal over the short term. Securities in this category are considered speculative securities.	Not Prime(2)	B-1 B-2 B-3 C	R-4 R-5	B C

Incapacity to pay interest and repay principal over the short term. Securities in this category are considered default securities.	Not Prime(2)	D	D	D

(1)    Not applicable in the case of JCR.

(2)    Moody’s uses the “Not Prime” category for all securities not included in the upper categories.

Debt, Financing
and Debt Management	D.55

❑               Change in Québec’s credit ratings

The following charts show the change in the Québec government’s credit ratings. The credit ratings for 2012 are those in effect when the budget is tabled.

CHART D.15

Credit rating assigned to Québec by Moody’s

CHART D.16

Credit rating assigned to Québec by Standard & Poor’s

D.56	Budget 2013-2014 Budget Plan

CHART D.17

Credit rating assigned to Québec by DBRS

(1)    The credit rating was raised from A (low) to A on June 14, 2000.

CHART D.18

Credit rating assigned to Québec by Fitch

Note: Fitch’s credit rating agency has assigned Québec a credit rating since 2002.

Debt, Financing and Debt Management	D.57

CHART D.19

Credit rating assigned to Québec by JCR

D.58	Budget 2013-2014 Budget Plan

4.2                         Comparison of the credit ratings of Canadian provinces

The following charts show the credit ratings of Canadian provinces as at November 13, 2012. No chart is given for JCR since Québec is the only province that receives a credit rating from that agency.

CHART D.20

Credit ratings of Canadian provinces – Moody’s

(1)    Positive outlook.

CHART D.21

Credit ratings of Canadian provinces – Standard & Poor’s

(1)    Negative outlook.

Debt, Financing and Debt Management	D.59

CHART D.22

Credit ratings of Canadian provinces – DBRS

(1)    Positive outlook.

CHART D.23

Credit ratings of Canadian provinces – Fitch

Note:     British Columbia, Saskatchewan, Ontario and Québec are the only provinces that receive credit ratings from this agency.

(1)    Negative outlook.

D.60	Budget 2013-2014 Budget Plan

5.                                 INFORMATION ON BORROWINGS CONTRACTED

TABLE D.28

Québec government

Summary of long-term borrowings in 2012-2013(1)

Currency	$ million	%

CANADIAN DOLLAR
Public issues	7 968	85.3
Private borrowings	387	4.1
Savings products	355	3.8
Business Assistance – Immigrant Investor Program	620	6.7
Canada Pension Plan Investment Fund	9	0.1
TOTAL	9 339	100.0

(1)       The amounts include borrowings of the general fund, borrowings for the Financing Fund and borrowings of Financement-Québec as at November 13, 2012.

Debt, Financing and Debt Management	D.61

TABLE D.29

Québec government

Borrowings for the general fund and the Financing Fund in 2012-2013

Amount received in Canadian dollars	(1)	Face value in foreign currency	Interest rate	(2)	Date of issue	Date of maturity	Price to investor	Yield to investor	(3)

millions			%				$	%
554		—	4.25		April 3	2043-12-01	110.863	3.667
513		—	3.50		April 17	2022-12-01	102.663	3.202
549		—	4.25		April 27	2043-12-01	109.798	3.720
515		—	3.50		May 4	2022-12-01	103.008	3.163
554		—	4.25		May 8	2043-12-01	110.707	3.674
116	(4)	—	Various		May 22	2065-06-01	105.648	3.434
522		—	3.50		June 12	2022-12-01	104.317	3.016
108	(4)	—	Various		June 18	2065-06-01	107.915	3.316
524		—	3.50		June 26	2022-12-01	104.769	2.965
526		—	3.50		September 25	2022-12-01	105.155	2.911
571		—	4.25		September 28	2043-12-01	114.284	3.494
561		—	4.25		October 16	2043-12-01	112.165	3.597
562		—	4.50		October 19	2017-12-01	112.298	1.962
525		—	3.50		November 6	2022-12-01	105.089	2.913
113	(4)	—	Various		November 13	2075-06-01	112.716	3.279
355	(5)	—	Various		Various	Various	Various	Various
620	(6)	—	Zero coupon		Various	Various	Various	Various
9	(7)	—	Various		Various	Various	Various	Various
7 797

Note: Borrowings contracted as at November 13, 2012.

(1)    Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.

(2)    Interest payable semi-annually except if another frequency is indicated in a note.

(3)    Yield to investor is determined on the basis of interest payable semi-annually.

(4)    Private borrowings.

(5)    Savings products issued by Épargne Placements Québec.

(6)    Business Assistance — Immigrant Investor Program.

(7)    Borrowings from the Canada Pension Plan Investment Fund.

D.62	Budget 2013-2014 Budget Plan

TABLE D.30

Québec government

Borrowings by Financement-Québec in 2012-2013(1)

Amount received in Canadian dollars		Face value in foreign currency	Interest rate	(2)	Date of issue	Date of maturity	Price to investor	Yield to investor	(3)

millions			%				$	%
50	(4)	—	Variable	(5)	April 20	2017-04-25	99.762	Variable
492		—	2.40		April 24	2018-12-01	98.410	2.664
500		—	2.45		July 13	2019-12-01	99.911	2.463
500		—	2.45		October 10	2019-12-01	100.083	2.437
1 542

(1)    Borrowings contracted as at November 13, 2012.

(2)    Interest payable semi-annually except if another frequency is indicated in a note.

(3)    Yield to investor is determined on the basis of interest payable semi-annually.

(4)    Private borrowings.

(5)    Interest payable quarterly.

TABLE D.31

Borrowings by Hydro-Québec in 2012(1)

Amount received in Canadian dollars	Face value in foreign currency	Interest rate	(2)	Date of issue	Date of maturity	Price to investor	Yield to investor	(3)

millions		%				$	%
8	—	Zero coupon		April 25	2017-04-15	88.543	2.476
1 017	US$1 000	1.375		June 19	2017-06-19	99.884	1.399
663	—	5.00		July 24	2050-02-15	132.648	3.444
1 688

(1)    Borrowings contracted from January 1 to November 13, 2012.

(2)    Interest payable semi-annually except if another frequency is indicated in a note.

(3)    Yield to investor is determined on the basis of interest payable semi-annually.

Debt, Financing and Debt Management	D.63